Exhibit 10.2

AMENDMENT NO. 1
TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 (“Amendment”) to that certain Employment Agreement by and between ProxyMed, Inc., a Florida corporation (the “Company”), and Judson E. Schmid (the “Executive”) dated January 23, 2001 (the “Agreement”), is entered into as of June 2, 2004 (the “Amendment Date”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     WHEREAS, the Company and the Executive have agreed to amend that certain Employment Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Position. Commencing on the Amendment Date, the Executive’s position shall be Executive Vice President and Chief Accounting Officer, reporting to the Company’s Chief Financial Officer.

     2. Salary. Effective May 1, 2004, the Executive’s salary shall be increased to $162,500.00. Upon compliance with the relocation provisions in Section 3 below, the Executive’s annual salary shall be $175,000.00 payable in accordance with the Company’s then-current payroll practices.

     3. Relocation and Reimbursement of Expenses. Executive hereby agrees to relocate to the Atlanta, Georgia area by no later than December 31, 2004. Executive shall be entitled to reimbursement of up to $65,000 in relocation costs in accordance with approved Company guidelines. Reimbursement of disposition costs may be applied to Executive homes being built in Heron Bay (Parkland, FL) in lieu of his Coral Springs, FL home. Through August 31, 2004, Executive shall be entitled to receive expense reimbursement for all travel, lodging (hotel or apartment rent), car rental, and meals in accordance with the Company’s reimbursement policy. Thereafter, such expenses shall be considered part of the $65,000 relocation allowance noted above.

     4. Stock Options. As of the Amendment Date, Employee will receive a stock option agreement for a ten (10) year term to purchase up to 5,000 shares of the Company’s common stock at its fair market value defined as the price at which common stock is reported to have traded on the NASDAQ System at the close of business on the Amendment Date. The options will vest over a three (3) year period as follows: 1,667 on the first anniversary of the Amendment Date; 1,667 on the second anniversary of the Amendment Date, and 1,666 on the day before the third anniversary of the Amendment Date. If Executive does not meet the conditions of relocation set forth in Section 2 above, these options will be cancelled.

     5. Except as otherwise modified herein, all terms and conditions of the Executive’s Employment Agreement shall remain in full force and effect. To the extent that a conflict shall exist as between the terms or conditions of the Employment Agreement and this Amendment, those of this Amendment shall prevail.

     6. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     7. This Amendment constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

     IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PROXYMED, INC.	EXECUTIVE:

By: /s/ David E. Oles	By: /s/ Judson E. Schmid

Signature	Signature

Print Name: Davie E. Oles	Print Name: Judson E. Schmid

Title: Vice President

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